Exhibit 10.28

                            [RDA LETTERHEAD]






                                December 18, 2000


Mr. M. John Bohane
155 Michigan Road
New Canaan, CT   06840

Dear John:

      The Board of Directors (the "Board") of The Reader's Digest Association, Inc. (the "Company" or "RDA") adopted an Executive Retirement Policy effective October 1, 1992. You are an "Eligible Employee" within the meaning of that policy. Accordingly, you will be expected to retire from employment with the Company as of January 31, 2001, the last day of the month in which you reach age 65, unless the Board determines to waive the application of that policy to you upon the recommendation of the Company's Chief Executive Officer. You have expressed a desire to continue your employment with RDA following that date, and the Company is desirous of continuing your employment, subject to and in accordance with the mutual understandings below:

1. Effective January 31, 2001, this letter agreement supersedes all previous oral or written agreements between you and the Company, including without limitation, two letter agreements dated as of September 8, 1997. Effective January 31, 2001, all such prior agreements are null and void.

2. The Company's Chief Executive Officer shall recommend to the Board that the Board waive the application of the Executive Retirement Policy to you and otherwise approve the terms of this letter agreement, provided you execute this letter agreement prior to the regularly scheduled Board meeting on January 12, 2001. Should the Board adopt that recommendation and approve the terms of this letter agreement, your employment with the Company shall continue as hereinafter provided.

3. You shall continue to receive your base salary of ($510,000.00) for so long as you are employed, payable in the same manner as salary payments are made to other senior executives of the Company. You remain eligible for merit increases, stock option grants and long-term incentive awards for so long as you are employed.

4. Should your employment cease during the fiscal year (ending June 30, 2001), under the Company's Senior Management Incentive Plan (the "SMIP") you shall receive no less than the same percentage of your target bonus ($320,000.00) as the percentage that fills the "corporate pool" (i.e., should the corporate pool fill at 150%, you shall receive no less than 150% of your target bonus). For subsequent years, if any, that you remain employed by the Company, you shall be eligible to participate in the SMIP. The amount of any such award shall be in the sole discretion of the Company and shall be subject to the approval of the Company's Board or Compensation and Nominating Committee, as provided under the SMIP. Any payment under this paragraph shall be made at the time other payments are made to employees under those plans.

5. You shall remain eligible to participate in the Company's FlexNet Program for so long as you are employed.

6. Upon your separation from the Company for any reason you shall not be eligible to receive any severance payments, notwithstanding any other plans, policies or practices of the Company otherwise applicable to you.

7. You shall remain eligible to participate in the Company's health and welfare, 401(k) and stock purchase plans, all subject to and in accordance with their terms, for so long as you are employed by the Company.

8. You shall participate in the Company's Income Continuation Plan for Senior Management (or any successor plan) for so long as you are employed by the Company.

9. This letter agreement shall be effective as of January 31, 2001, provided the Company's Board acts in accordance with paragraph 2 above. This letter agreement shall be governed by and interpreted in accordance with the laws of the State of New York applicable to contracts executed in and to be wholly performed within that State. This letter agreement may be amended or modified only by a written agreement duly executed by both of the parties hereto.

10.This letter is not intended to be an employment contract. The Company's policy is that "all employment by the Company is at will and the Company reserves the right to terminate any employee at any time with or without cause." Accordingly, although the Company has no present intention of ending your employment, the Company does not commit to employing you for any definite period of continued employment.

      Please indicate your agreement with the above by signing on the line below and returning a copy to me for our files.


                                   THE READER'S DIGEST ASSOCIATION, INC.

                                           BY:/s/GARY RICH
                                           Gary Rich
                                           Senior Vice President,
                                           Human Resources


Accepted and Agreed to:

/S/M. JOHN BOHANE
M. John Bohane

Date: JANUARY 9, 2001